Exhibit 15.5

May 2, 2022

Securities and Exchange Commission

100F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams,

We have read Item 16F of Zhangmen Education Inc.'s Form 20-F dated May 2, 2022 and have the following comments:

1.	We agree with the statements made in paragraphs 2, 3, and 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 1 or paragraph 5 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China